EXHIBIT 99.3
Allergan Completes Negotiation of Terms and Conditions of Merger
Agreement with Inamed and Inamed Board of Directors Has Concluded that Allergan’s Offer is Superior
IRVINE, Calif., December 6, 2005 — Allergan, Inc. (NYSE: AGN) today announced that Allergan and Inamed Corporation (NASDAQ: IMDC) have completed their negotiations of the terms and conditions of their proposed agreement and plan of merger (the “Merger Agreement”). Pursuant to the proposed Merger Agreement, and consistent with the exchange offer previously commenced by Allergan, Allergan would exchange for each outstanding common share of Inamed, either $84 in cash or 0.8498 of a share of Allergan common stock, at the election of the holder. Elections of Inamed stockholders are subject to proration as described in Allergan’s Form S-4 filed with the Securities and Exchange Commission (SEC) on November 21, 2005 so that 45% of the aggregate Inamed shares tendered will be exchanged for cash and 55% of the aggregate Inamed shares tendered will be exchanged for shares of Allergan common stock.
Allergan has provided to Inamed a written irrevocable offer (the “Offer”), a copy of which is attached to this press release, to enter into the Merger Agreement and conclude the exchange offer, subject to certain conditions described in the Offer.
Although Inamed’s previously executed merger agreement with Medicis (NYSE: MRX) does not permit Inamed to approve and execute the Merger Agreement with Allergan until the Medicis merger agreement is terminated, Inamed has today informed Allergan that its Board of Directors has determined that the Offer is a Company Superior Proposal as that term is defined in the Medicis merger agreement and has provided such determination to Medicis.
“Allergan is pleased that Inamed and Allergan have been able to conclude the negotiation of the terms and conditions of the Merger Agreement and that we are making excellent progress in completing the acquisition of Inamed,” said David E. I. Pyott, Allergan’s Chairman of the Board, President and Chief Executive Officer. “We have satisfactorily completed our due diligence with the exception of Juvéderm® and look forward to both parties fully executing the Merger Agreement shortly, with the goal of concluding the merger as soon thereafter as reasonably possible.”
Allergan has had discussions with the Federal Trade Commission (FTC) and is working to develop a satisfactory plan for divestiture of Inamed’s rights to the Reloxin® product.
About Allergan, Inc.
Allergan, Inc., with headquarters in Irvine, California, is a technology-driven, global health care company providing specialty pharmaceutical products worldwide. Allergan develops and commercializes products in the ophthalmology, neurosciences, medical dermatology, medical aesthetics and other specialty markets that deliver value to its customers, satisfy unmet medical needs, and improve patients’ lives.

Forward-Looking Statements
This press release contains “forward-looking statements”, including, among other statements, statements regarding the proposed business combination between Allergan and Inamed. Statements made in the future tense, and words such as “expect”, “believe”, “will”, “may”, “anticipate” and similar expressions are intended to identify forward-looking statements. These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of Allergan. Relevant risks and uncertainties include those referenced in Allergan’s filings with the SEC (which can be obtained as described in “Additional Information” below), and include: general industry and pharmaceutical market conditions; general domestic and international economic conditions; technological advances and patents obtained by competitors; challenges inherent in product marketing such as the unpredictability of market acceptance for new pharmaceutical and biologic products and/or the acceptance of new indications for such products; uncertainties regarding analysts and other’s projections and estimates for revenues and earnings of Inamed and market growth rates; domestic and foreign health care reforms; the timing and uncertainty of research and development and regulatory processes; trends toward managed care and health care cost containment; and governmental laws and regulations affecting domestic and foreign operations. Risks and uncertainties relating to the proposed business combination transaction include: that required regulatory approvals will not be obtained in a timely manner, if at all; that the anticipated benefits and synergies of the transaction will not be realized; that the integration of Inamed’s operations with Allergan will be materially delayed or will be more costly or difficult than expected; and that the proposed transaction will not be consummated. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.
Additional Information
Allergan has filed a Registration Statement on Form S-4 and a Tender Offer Statement on Schedule TO in connection with the exchange offer. Inamed stockholders should read those filings, and any other filings made by Allergan with the SEC in connection with the proposed acquisition, as they contain important information. These SEC filings, as well as Allergan’s other public SEC filings, can be obtained without charge at the SEC’s website at www.sec.gov, and at Allergan’s website at www.Allergan.com.
Allergan and its directors and executive officers may be deemed to be participants in the solicitation of proxies for the special meeting of Medicis stockholders or the special meeting of Inamed stockholders, in each case called to consider and vote upon the Medicis merger agreement and the related transactions. Information regarding Allergan’s directors and executive officers and their ownership of Allergan common stock is set forth in Allergan’s Annual Report on Form 10-K filed with the SEC on March 9, 2005 and in Allergan’s proxy statement for its 2005 Annual Meeting of stockholders filed with the SEC on March 16, 2005. Additional information regarding these persons and their interests, if any, in the proposed Inamed acquisition is included in the Registration Statement on Form S-4 and the Schedule TO described above.

TEXT OF IRREVOCABLE OFFER LETTER
December 5, 2005
Mr. Nicholas L. Teti
Chairman, President and Chief Executive Officer
Inamed Corporation
5540 Ekwill Street
Santa Barbara, CA 93111
Dear Mr. Teti:
     We are pleased to provide you with the attached Agreement and Plan of Merger (the “Merger Agreement”) among Allergan, Inc. (“Allergan”), Banner Acquisition, Inc. (“Merger Sub”) and Inamed Corporation (“Inamed”) executed by Allergan and Merger Sub. The execution and delivery of the Merger Agreement by Allergan and Merger Sub in conjunction with this letter constitutes a binding irrevocable offer (subject only to the terms and conditions set forth herein) by Allergan and Merger Sub to Inamed to enter into the Merger Agreement, and to conduct an exchange offer by Merger Sub for all of the shares of Inamed common stock on the terms and conditions set forth in the Merger Agreement (the “Offer”) and promptly thereafter to consummate the second step merger contemplated thereby (the “Merger”). Inamed can accept this irrevocable offer at any time, after receipt of notice from Allergan that the conditions to this irrevocable offer set forth below have been met, by executing the Merger Agreement and returning the executed copy to me prior to the expiration thereof as set forth in this letter.
     This irrevocable offer is subject solely to the following conditions:
     (1) Allergan shall be satisfied with the results of its limited due diligence investigation of Juvéderm® , which will be conducted solely to confirm that there are no material undisclosed adverse facts or developments, including, but not limited to, material facts regarding the development and regulatory approval process and timeline for Juvéderm® in the United States, and
     (2) Allergan shall be reasonably satisfied that there are no material facts or circumstances contained in Inamed schedules to the Merger Agreement that have not been disclosed to Allergan prior to the date hereof.
     If, in Allergan’s reasonable judgment, the foregoing conditions are not met, this irrevocable offer may not be accepted by Inamed, and shall automatically expire and be of no further force or effect. After expiration of this irrevocable offer, Allergan and Merger Sub shall have no further liability or obligation to Inamed, notwithstanding the execution and delivery of the Merger Agreement or this letter.
     In addition, unless previously accepted by Inamed, in a manner that does not constitute a breach of the Medicis merger agreement, this irrevocable offer shall automatically expire and be of no further force and effect on the earliest to occur of the following events:

     (1) At 5:00 p.m. Pacific Standard Time on December 6, 2005, unless at or prior to such time Inamed:
•	has determined that the Offer constitutes a Company Superior Proposal within the meaning of the Medicis merger agreement;

•	has determined in good faith, after consultation with outside legal counsel, that failure to (i) withdraw the recommendation of the Medicis merger agreement, and (ii) approve and recommend the Offer, would reasonably be likely to constitute a violation of its fiduciary duties under applicable law; and

•	has delivered written notice of such determinations to Medicis.
If Inamed timely takes these actions, then within five business days after delivery of the written notice to Medicis referenced in the third bullet above, Allergan and Merger Sub, as applicable, shall amend the registration statement on Form S-4 and the Schedule TO relating to Merger Sub’s exchange offer for of the outstanding shares of Inamed common stock commenced on November 21, 2005, to disclose the terms of this irrevocable offer and to state that the terms and conditions of such exchange offer will be amended to conform to the terms and conditions of the Offer upon acceptance of this irrevocable offer by Inamed in accordance with the terms and conditions set forth herein and Inamed’s execution and delivery of the Merger Agreement.
     (2) At 5:00 p.m. Pacific Standard Time on December 13, 2005, unless on or prior to such time, Inamed has:
•	publicly withdrawn its recommendation of the Medicis merger agreement,

•	approved and publicly recommended the Offer; and

•	amended its Solicitation/Recommendation Statement on Schedule 14D-9 with respect to Merger Sub’s exchange offer for all of the outstanding shares of Inamed common stock commenced on November 21, 2005 (the “14D-9”) to reflect the foregoing.
     (3) 48 hours following termination of the Medicis merger agreement if:
•	Inamed has failed to provide, prior to such time, (A) all information requested by Allergan to enable Allergan to complete its limited due diligence investigation concerning Juvéderm® described above, and (B) Inamed’s definitive disclosure schedules to the Merger Agreement, or

•	the Inamed board of directors has failed, prior to such time, to (A) approve the Merger Agreement and authorize the officers of Inamed to execute the Merger Agreement upon receipt of notice from Allergan that Allergan is satisfied that the conditions set forth above have been met, (B) approve the Offer and the Merger such that

Section 203 of the Delaware General Corporation Law shall not apply to such transactions and approve the amendment of the Inamed stockholder rights agreement to provide that the stockholder rights agreement shall not apply to the Offer and the Merger, and (C) provided copies of such authorizations to Allergan (which authorizations shall be satisfactory to Allergan in its reasonable judgment).
     (4) 24 hours following delivery by Allergan of written notice to Inamed that Allergan is satisfied with its limited due diligence investigation of Juvéderm® and Inamed’s definitive disclosure schedules to the Merger Agreement, each as described above, unless Inamed has executed and delivered to Allergan the Merger Agreement.
     (5) At 5:00 p.m. Pacific Standard Time on December 31, 2005.
     We believe we have addressed all of the concerns we understood the Board of Directors of Inamed had with the terms of the exchange offer commenced by Merger Sub on November 21, 2005.
     We look forward to hearing from you with regard to your determination.

Very truly yours, Douglas S. Ingram Executive Vice President, General Counsel and Secretary

Contact Information

Amy Bilbija or Dan Burch, MacKenzie Partners	212-929-5500 or 800-322-2885
Allergan Investor Relations	714-246-4636
Allergan Media Relations	714-246-5134
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